UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2005

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 15, 2005 GlycoGenesys, Inc. (the “Company”) entered into a clinical research services agreement (the “Agreement”) with ARS, Inc. The following description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete.

Under the Agreement, ARS shall provide clinical data management and support services, including database design and programming, data capture, medical coding and general project management. The Agreement is effective commencing January 21, 2005 and ending when ARS has finished providing the specified services to the Company. It is anticipated that the Agreement will run for approximately one year. The Agreement may be terminated by the Company upon 30 days written notice. In addition, under certain circumstances, the Company has an immediate right to terminate the Agreement.

The Agreement contains standard confidentiality and ownership of inventions provisions applicable to ARS. The Agreement contains standard representations and warranties of ARS regarding the services to be performed under the Agreement. The Company is obligated to indemnify ARS and its officers, directors, employees and assigns from and against any loss, expense, cost, liability, damage or claim for bodily injury (collectively, a “Claim”) arising out of ARS’ performance of the services to be provided under the Agreement provided that ARS has not acted with negligence or willful misconduct, ARS has complied with the terms of the Agreement and ARS notifies the Company of any Claim. ARS is obligated to indemnify the Company and its affiliates and its officers, directors, employees and assigns from and against any Claim arising out of the negligence or willful misconduct of ARS and the failure of ARS to comply with the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2005	By:	/s/ Bradley J. Carver
Bradley J Carver
President and Chief Executive Officer